Translation into English	Exhibit 3.96
3.96 Global Crossing Mexicana II S. de R.L. de C.V.

ALFONSO MARTIN LEON ORANTES

NOTARIAL OFFICE No. 238 OF THE FEDERAL DISTRICT

[On all uneven pages on the right there appear a seal and a signature and, at the top, there appear a stamp and a seal:]ALFONSO MARTÍN LEÓN ORANTES. UNITED MEXICAN STATES. NOTARY 238, FEDERAL DISTRICT, MEXICO.

BOOK THIRTY. AMLO/CBB/INLJ.

[Illegible] SEVEN HUNDRED AND SIXTY FOUR.

MEXICO, FEDERAL DISTRICT, on December fourteenth.

ALFONSO MARTÍN LEÓN ORANTES, holder of notarial office number [illegible] eight for the Federal District, after identifying myself as notary, I hereby certify the ARTICLES OF INCORPORATION OF THE COMPANY whereby “GLOBAL CROSSING MEXICANA II” SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE is organized where PAOLA ALEJANDRA JIMENEZ PONS MADRIGAL and “GLOBAL CROSSING MEXICANA”, SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE, represented by Andrés [illegible], by virtue of permit number zero, nine, three, three, two, six, four, granted by the Ministry of Foreign Affairs, on December three, two thousand and four, under file number two, zero, zero, four, zero, nine, zero, two, nine, seven, five, zero and folio number two, eight, two, two, one DZ six, added to the appendix hereof with letter “A” for the purposes of the following:

BYLAWS

CLAUSES

ONE.- NAME.- The corporate name is “GLOBAL CROSSING MEXICANA II”, followed by the words “SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE,” or its short form “S. DE R.L. DE C.V.”.

TWO.- PURPOSE.- The corporate purpose shall be as follows:

a).- The set up of subsidiaries and, in general, the purchase of assets to use in the telecommunications industry and the disposition of such assets by the execution of contracts or other agreements with third parties.

b).- The direct supply of telecommunication services in Mexico not requiring the obtaining of a concession for such supply pursuant to the provisions of the Federal Law of Telecommunications.

c).- The supply of any type of assistance over technical, administrative, planning, organization, sales, research, supervision, surveillance, advertising or other issues necessary for the fulfillment of the purpose contained in this instrument or any other it may perform pursuant to the law.

d).- The execution of agency, distribution, management, supply, maintenance, lease, sales and association agreements, in respect of any type of business without limitation, with its technology and knowledge or with franchises whether independently or together with other investors.

e).- The execution of sales, lease or trust agreements or any other contractual arrangement related to the ownership or tenancy of such real or personal property as may be necessary for the furtherance of the foregoing purposes subject to the applicable legal provisions.

f).- The set up or operation of offices, branches, sales offices, warehouses, facilities and shops, as well as the execution of such activities as may render necessary for the furtherance of the corporate purpose.

g).- The issue, subscription, endorsement or warranty of any type of negotiable instruments and liabilities, whether undertaken by the company or by third parties and the execution of any type of credit transactions.

h).- The use, exploitation and registration, whether in its own stead on in someone else’s stead, of trademarks, trade names, patents, invention certificates and other intellectual property rights.

i).- The acquisition, disposition and/or sale of any type of shares or parts of interest in other companies, corporations, coinvestments, associations, limited liability companies or other forms of business organization.

j).- The execution of any type of contracts or legal acts, whether of civil, administrative, labor or business nature related to the foregoing purposes.

FOUR.-TERM.- The term of this company shall be ninety nine years as from the execution hereof.

FIVE.- NATIONALITY.- The company is Mexican. “Any foreign person who, upon or after organization of the company, acquires a corporate interest or share in the company, formally agrees before the Secretary of Foreign Affairs to consider himself as a Mexican citizen due to that simple fact, in respect of such interest or share, as well as the property, rights, concessions, shares or interests he may hold in the company or the rights or liabilities arising from the agreements in which the company with Mexican authorities takes part and to refrain himself from raising, on that ground, the protection of its government, otherwise, being subject to the penalty of losing, for the benefit of the Mexican States, the shares he may have acquired.”

SIX.- CAPITAL.– The corporate capital shall be variable and the minimum fixed amount shall be THREE THOUSAND PESOS, LEGAL TENDER, and the maximum capital shall me unlimited. The minimum fixed amount shall hold no right of withdrawal.

SEVEN.- PARTS OF INTEREST.- Each member shall hold only one part of interest, unless such parts must be divided in two or more corporate parts so that they represent different corporate rights. Any and all interest parts in which the corporate capital is divided shall confer upon its holders the same rights and liabilities on a pro rata basis, and one vote per TEN PESOS, LEGAL TENDER of the value of its part of interest.

The parts of interest shall be represented by documents that shall solely serve probatory purposes and shall be signed at least by two Managers. The company shall hold a Members Record Book where the name and domicile of any and all members and the identification of its part of interest.

EIGHT.- ADDITIONAL CONTRIBUTIONS.- Any time a Member makes a new contribution to the corporate capital or acquires, pursuant to the corporate bylaws, another Member’s share, either in whole or in part, the value of its part of interest shall be increased by the corresponding amount.

NINE.- PARTS OF INTEREST ASSIGNMENT.- The parts of interest may be assigned by express consent in writing by the members holding the parts of interest representing the corporate capital’s majority. Any transfer of parts of interest performed against the foregoing provisions, shall be void and shall have no legal effects.

TEN.- CAPITAL INCREASES AND REDUCTIONS.- Any increase or reduction, whether in the minimum fixed amount or in the variable portion, shall be ordered by the Special Member’s Meeting. Any increase or reduction in the variable portion shall not require the amendment of the bylaws or its registration in the Commercial Public Registry.

All capital increases or reductions shall be recorded in the Book of Capital Variations the company shall hold to that effect.

The fixed minimum capital and the capital’s variable portion may be increased by means of new contributions by the Members or by the admission of new ones. Members shall enjoy a preference right to proportionately subscribe any increase as may be resolved and, such right shall be exercised within a term of fifteen days as from the relevant Members Meeting for those Members that may have been present either in person or by proxy; and, for those that were absent upon written notice served to their domiciles recorded in the Members Record Book, in respect of the relevant resolution adopted by the Members Meeting.

ELEVEN.- MEMBERS MEETING.- The Members Meeting convoked and held pursuant to the formalities specified in these corporate bylaws and set forth in the law, is the supreme body of the company and represents all Members. The Members Meeting shall be held at the corporate domicile by prior notice served pursuant to the provisions herein. Its legally adopted decisions and resolutions shall be binding for all Members, including those that may be absent or dissenting Members, subject to the rights granted by the law.

A Members Meeting shall be held, at least, once a year within four months following closing of the fiscal year and, it shall discuss the following items:

I.- Discussion, approval, amendment of the Financial Statements for the closed fiscal year;

II. Statement on the distribution of profits;

III. Appointment and removal of the members of the Board of Managers;

IV. Appointment, as the case may be, of the Surveillance Board.

TWELVE.- SPECIAL MEMBERS MEETING.- Special meetings shall discuss affairs related to Section seventy eight of the General Companies Law, of one or more of the affairs listed hereinafter:

I- Fix and determine the nature and amount of the complementary and additional capital contributions pursuant to the provisions in such individual written resolution as may be adopted by the Members.

II.- Resolve on the classification and amortization of the parts of interest.

III.- Amendments to these bylaws.

IV.- Increases or reductions in the corporate capital.

THIRTEEN.- ATTENDANCE QUORUM.- Meetings shall be presided over by the Chairman of the Board of Managers or, in its absence, by the person appointed by the Member upon set up of the Meeting, and the Meeting shall appoint a Secretary. In order to duly hold an Ordinary Meeting the presence of the members representing at least fifty percent of the corporate capital is required. In the event such Quorum is not present at the first call, it shall be published again in the same way and the meeting shall be considered as duly held with the members present at the meeting. For a Special Members Meeting to be considered as duly set up, the presence of the Members representing at least seventy five percent of the corporate capital shall be required. In the vent such quorum is not present at the first call, it shall be published again in the same way and the meeting shall be considered valid with the presence of the members representing at least fifty percent of the corporate capital.

Notwithstanding the foregoing, the resolutions may be adopted out of the Members Meeting by telephone, by mail or any other electronic means and shall be deemed as duly adopted in case they are confirmed in writing by all Members to the Board of Managers.

FOURTEEN.- VOTING QUORUM.- The Members Meeting may adopt resolutions, as a result of the first call, by means of the positive vote of fifty percent of the corporate capital. The resolutions adopted by virtue of the second or subsequent call may adopt resolutions through the positive vote of the majority of the majority of the attending members. Notwithstanding the foregoing, the resolutions that may be adopted in relation to the change in the purpose of the company and the amendment of the rules in order to determine the increase in members liabilities shall be adopted by unanimous vote.

FIFTEEN.- NOTICES.- The Members Meeting may be convoked by the Chairman or the Inspector or by the members representing more than the third part of the corporate capital. The notices for the Member Meetings shall contain the minutes, clearly stating the items to be submitted to discussion and shall be served upon each Member, either in person or by certified mail receipt requested to the address they have established in the Members Record Book, at least eight days before the Meeting.

SIXTEEN.- ADMINISTRATION.- The company shall be administered by a Board of Managers comprised of at least three members appointed by the Members Meeting. The Managers may be Members of the company or otherwise. Likewise, the Members may appoint alternate members for the Board of Managers.

To the maximum extent permitted by the Mexican law, the company shall indemnify any current or former manager or officer of the company and shall, at members discretion, indemnify any employee or legal representative of the company, whether current of former, against any expenses, legal proceedings, penalties and amounts effectively and reasonably paid for repair purposes and incurred in relation to any actions, legal proceedings or prospective proceedings, whether pending or completed, legal proceedings or otherwise filed by the company or to which the company may be entitled or otherwise, where he has been a party [illegible] by virtue of its current or former position in the company or by a reason of his performance, upon company’s request, as director, officer, member, employee or agent for another company, association, coinvestment, trust or another corporation.

The expenses incurred in by a person who is or has been a manager or officer of the company upon appearance in, participation in, or defense against any such actions, legal proceedings o otherwise shall reimbursed by the company in reasonable intervals in advance upon final resolution of such action, legal proceeding o otherwise, after receipt of an undertaking made by or on behalf of the director or officer with the aim of returning such amount if it is finally determined that it was not entitled to any compensation whatsoever by the company in the terms authorized herein. In the event a claim hereunder is not paid in whole by the company within ninety days as from receipt of a written request by the company, plaintiff shall at any time, file legal proceedings against the company in order to recover the claim’s amount in arrears and, in case of succeeding either in whole or in part, plaintiff shall be also paid all expenses arising from such claim. Breach by plaintiff of any of the standards of conduct allowing, under Mexican law or otherwise, indemnification by the company to plaintiff for the claimed amount shall act as a defense against any such actions (other than those actions initiated with the aim of executing a claim for expenses incurred in the defense of any proceeding before final resolution in those cases where the required undertaking, as the case may be, has been offered by the company), but the burden of crediting such defense shall lie on the company. Neither the omission by the company (including its members and independent legal counsels) to take action before commencement of such action in the sense that plaintiff’s compensation is adequate by virtue of the circumstance since it has observed the applicable standards of conduct set forth in Mexican Law or any other Mexican law, nor the effective determination by the company (including its members and independent legal counsels) in the sense that plaintiff has not observed to the applicable standards of conduct, shall be a defense before the action of creating a presumption that plaintiff has not observed the applicable standard of conduct.

The Board of Managers shall have the broadest powers to manage and direct the corporate business, such powers consist in those contained in the general powers of attorney for disputes and collections, management and disposition acts, conferred without limitation in terms the first three paragraphs of Section two thousand five hundred and four of the Civil Code for the Federal District and related ones from The Civil Codes in force in the States of the Mexican Republic, including all general or special powers requiring special power of attorney or clause, unless the Members Meeting limits these powers.

Without limitation to the foregoing, the Board of Managers shall be empowered to:

A).- Represent the company before any kind of people and authorities, whether criminal, civil, federal, state, decentralized agencies or agencies with state interest, judicial, military, administrative or labor agencies, with the broadest powers.

B).- Appoint legal attorneys for disputes and collections, management and disposition acts pursuant to Section two thousand five hundred and four of the Civil Code for the Federal District, as well as to delegation its power with or without reserve of its exercise and to revoke the powers granted or delegated.

C).- Issue and subscribe any kind of negotiable instruments in terms of Section 9 of the General Title and Credit transactions, as well as to perform any kind of credit transactions and exchange acts, related to the corporate purpose.

D).- Execute any kind of agreements related to its performance.

E).- Recommend to the Members the appointment or removal of the corporate officers, advice them on the rights, liabilities, benefits, as well as on the amount of their wages.

SEVENTEEN.- BOARD OF MANAGERS.- The managers shall be appointed for a one-year term but they may be reelected and shall perform their duties until the Members Meeting appoints the succeeding person/s. A manager may be removed with or without cause by resolution of the Members Meeting at any time.

The manager shall meet periodically according to the President’s call or any two managers upon written notice served to their respective domiciles, together with the relevant agenda. Notices shall be served at least five days before the meeting. The meetings shall be duly set when at least two owner members or their respective alternated are present.

EIGHTEEEN.- RESOLUTIONS.- The resolutions by the Board of Managers shall be duly adopted in the first or in a later call by the vote of the majority of the counsels or their relevant alternates.

The resolutions adopted by the managers out of the meeting, whether by phone, mail or electronic means shall be valid provided they are subsequently confirmed in writing to the President by all regular members.

NINETEEN.- SUPERVISION.- The supervision of the company shall be delegated to one or more people, which may be Members of the company or otherwise, as the Members Meeting may decide. The members of the supervisory agency shall serve for one year and may be reelected, but, they shall hold their positions until the Members Meeting appoints their alternates.

TWENTY.- POWERS OF THE SUPERVISORY BOARD.- The supervisory board shall be entitled to:

A).- Participate in the preparation and review of the annual financial statements.

B).- Have the items deemed relevant be included in the agenda of the Members Meeting.

C).- Call to Ordinary and Special Meetings, in case the Board of Managers does not do so, and at any other time as considered relevant.

D).- Attend with voice and vote to the Ordinary and Special Meetings.

E).- In general, to supervise unlimitedly and at any time, the operation of the company.

TWENTY ONE.- FINANCIAL STATEMENTS.- The corporate fiscal year shall run from January 1st to December 31st each year. Upon the end of each fiscal year, the financial statements of the company transactions must be prepared and submitted to the Members Meeting approval pursuant to clause eleven hereof.

TWENTY TWO.- EARNINGS ALLOCATION.- The net earnings obtained by the company every year after payment of the income tax and the workers share in the earnings shall be applied by the Members Meeting as follows:

a) Five percent shall be allocated to the creation and increase of the legal reserve until reaching, at least, the equivalent to twenty percent of the capital stock; and

b) The remainder shall be distributed as stated by the Members Meeting, which may resolve the distribution of earning at any time, provided that the financial statements reflect such earnings have been previously approved by a Members Meeting pursuant to the General Company Law.

TWENTY THREE.- DISSOLUTION AND LIQUIDATION.- The company shall be dissolved on any of the following grounds:

A).- By impossibility to continue to perform the purpose of the company or for completion thereof.

B).- By resolution of the Members Special Meeting.

C).- Because the number of members exceeds fifty or because only one person owns the totally of the parts of interest.

D).- Because the losses exceed two thirds of the capital stock.

E).- Decease, interdiction, bankruptcy, retirement, resignation or removal of any Member.

TWENTY FOUR.- Once dissolved, the company shall be liquidated and the Members Meeting shall appoint one or more liquidators and shall set forth the term for liquidation and compensation that shall be paid by such liquidators.

TWENTY FIVE.- LIQUIDATORS LIABILITIES.- The liquidators shall conduct the liquidation pursuant to the basis set by the Members Meeting and, if the Meeting fails to do so, the liquidators shall act as follows:

a)	Shall finish the corporate transactions that may have remain unfinished in the way they deem convenient;

b)	Shall collect the amounts in arrears to the company.

c)	Shall Dispose of all the corporate property;

d)	Shall pay all the corporate liabilities; and

e)	Shall prepare a general balance sheet and, once it has been approved by the members Meeting, they shall distribute the remaining amount among the Members.

TWENTY SIX.- LIQUIDATORS POWERS.- During liquidation, the Members Meeting shall be called by the liquidator/s and the Members Meeting may be called by him or by the liquidator/s and the Members shall continue holding Meetings, granting to the liquidator/s the same powers as those belonging to the Managers in terms of this bylaws.

TWENTY SEVEN.- LIMITED LIABILITY.- The Members shall in no event respond for the company’s liabilities and shall only be liable for the amount of their subscribed parts of interest.